Exhibit 99.3

FOR IMMEDIATE RELEASE

FEDERAL STREET ACQUISITION CORP., THOMAS H. LEE PARTNERS, L.P.

AND AGILITI HEALTH, INC. COMPLETE BUSINESS COMBINATION

BOSTON and MINNEAPOLIS—January 4, 2019—Federal Street Acquisition Corp. (NASDAQ: FSACU, FSAC, FSACW) (“FSAC”), a special-purpose acquisition company sponsored by an affiliate of Thomas H. Lee Partners, L.P. (“THL”), and Agiliti Holdco, Inc., the holding company of Agiliti Health, Inc. (“Agiliti Health”), a leading, nationwide provider of healthcare technology management and service solutions and a portfolio company of Irving Place Capital Management, L.P., announced today that they have completed their business combination. The transaction had been unanimously approved by the board of directors, including a special committee of independent directors of FSAC and was approved at a Special Meeting of FSAC’s stockholders on January 3, 2019. The implied enterprise value for the combined company is approximately $1.74 billion, or 11.6x Agiliti Health’s forecasted 2018 Adjusted EBITDA of approximately $150 million and 10.2x Agiliti Health’s forecasted 2019 Adjusted EBITDA of approximately $170 million.

In accordance with the terms of the merger agreement, FSAC and Agiliti Holdco, Inc. have combined under a new holding company, Agiliti, Inc. (“Agiliti”). Agiliti builds on a legacy of nearly 80 years of market-leading healthcare technology and service solutions to the U.S. healthcare industry, serving approximately 7,000 national, regional and local acute care hospitals and alternate site providers across the country.

Upon completion of the transaction, Agiliti will be majority owned by entities affiliated with THL and management. The company will continue to be led by Thomas J. Leonard as Chief Executive Officer, along with his current management team.

Scott M. Sperling, Co-President of THL and Executive Chairman of the board of directors of FSAC stated, “We are extremely proud to join forces with Agiliti.  The company is well positioned to drive shareholder value by helping health systems address their most complex medical equipment challenges throughout the entire supply chain.”

Joshua M. Nelson, a Managing Director at THL said, “As a market-leading, growth healthcare company operating in an industry with strong fundamentals, we are excited to support Agiliti with a $750 million backstop equity financing so it may complete the business combination.  We look forward to working with Tom and the talented Agiliti team to further drive efficiencies for its health system clients, while building upon the company’s market-leading position and helping them achieve their substantial future growth prospects.”

Leonard added, “This transaction represents the next step in the evolution of Agiliti.  As a well-capitalized company with new, experienced strategic partners, Agiliti will remain focused on innovating our suite of offerings and providing our clients with the best-in-class service they have come to expect from us. Our nationwide service platform, coupled with our unmatched offering for Equipment Value Management has enabled a flexible and scalable model to power our growth. I look forward to our continued advancement with the support of our partners at THL.”

As previously announced, FSAC and Agiliti have waived the closing condition under the merger agreement that would have required Agiliti’s common stock and warrants to be listed on the NASDAQ stock exchange. The common stock and warrants of Agiliti will not be listed at closing of the transaction.

In connection with the transaction, Citigroup Global Markets Inc. and BofA Merrill Lynch served as financial advisors and Kirkland & Ellis LLP served as legal advisor to FSAC, and Weil, Gotshal & Manges LLP served as legal advisor to Agiliti Health.

About Agiliti, Inc.

Formerly known as Universal Hospital Services, Inc., Agiliti, Inc. is a leading nationwide provider of healthcare technology management and service solutions to the healthcare industry. Agiliti owns or manages more than 800,000 units of medical equipment for approximately 7,000 national, regional and local acute care hospitals and alternate site providers across the U.S. For nearly eight decades, Agiliti has delivered medical equipment management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes. Agiliti, Inc. is the company created by the business combination of FSAC and Agiliti Health, Inc. More information is available at www.agilitihealth.com.

About Federal Street Acquisition Corp. and Thomas H. Lee Partners, L.P.

Federal Street Acquisition Corp. is a special purpose acquisition company sponsored by an affiliate of Thomas H. Lee Partners, L.P., formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination with one or more businesses.

Thomas H. Lee Partners, L.P. is a premier private equity firm investing in middle market growth companies, headquartered in North America, exclusively in four industry sectors: Healthcare, Business & Financial Services, Consumer & Retail, and Media, Information Services & Technology. Using the firm’s deep domain expertise and the internal operating capabilities of its Strategic Resource Group, THL seeks to create deal sourcing advantages, and to accelerate growth and improve operations in its portfolio companies in partnership with management teams. Since its founding in 1974, THL has raised over $25 billion of equity capital, acquired over 140 portfolio companies and completed over 360 add-on acquisitions which collectively represent a combined enterprise value at the time of acquisition of over $200 billion.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Agiliti’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include those described in the prospectus of Agiliti dated October 10, 2018, as supplemented. There may be additional risks that Agiliti does not presently know or that it currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Actual results, performance or achievements may differ materially and potentially adversely from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. Readers are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as such statements are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties, and other factors, many of which are beyond the control of Agiliti. All information herein speaks only as of the date hereof. Agiliti undertakes no duty to update or revise the information contained herein, publicly or otherwise.

Agiliti:

James Pekarek
Executive Vice President and Chief Financial Officer
(952) 607-3054
james.pekarek@agilitihealth.com

Kate Kaiser

Vice President, Corporate Communication and Investor Relations
(619) 507-9135
kate.kaiser@agilitihealth.com